Exhibit 10.22

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of December 20, 2006 (the “Effective Date”), is entered into by and between HICKORYTECH CORPORATION, a Minnesota corporation (the “Company”), and JOHN MORTON (“Executive”).

WHEREAS, Executive possesses certain skills, experience and expertise which will be of use to the Company; and

WHEREAS, in light of the foregoing, the Company has offered to employ Executive as the President of its Business Solutions Division and Executive has accepted such employment;

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:

Section 1. Employment Agreement

1.1 Employment and Duties. The Company hereby employs Executive as the President of its Business Solutions Division. In this capacity, Executive will report to and perform such duties as shall reasonably be assigned by the Company’s Chief Executive Officer or his delegate. Executive shall perform such duties and carry out Executive’s responsibilities hereunder faithfully and to the best of Executive’s ability. Executive hereby confirms that he is under no contractual obligations which would preclude or restrict his performance of his duties and responsibilities in his position with the Company.

Section 2. Compensation and Benefits

2.1 Compensation.

(a) Base Salary. The Company shall pay Executive a salary at an annual rate of One Hundred Fifty-five Thousand and no/100 Dollars ($155,000.00) to be paid in bi-weekly installments, in arrears (the “Base Salary”). The Base Salary shall be subject to periodic review and adjustment.

(b) Annual Incentive Compensation. Executive shall be a participant in the HickoryTech Executive Incentive Plan (the “EIP”) and shall be eligible to receive an annual cash incentive award pursuant to the EIP in accordance with its terms, as they may be amended or modified from time to time. Executive shall be eligible to receive an annual cash incentive award of 52.5% of his Base Salary for “at target” performance, subject to the terms of the EIP. Executive’s incentive award eligibility is subject to periodic review and adjustment.

c) Stock Compensation. Executive shall be a participant in the HickoryTech Corporation Long-Term Executive Incentive Program (the “Incentive Program”) and shall be eligible to receive stock awards granted under the 1993 Stock Award Plan, as amended, in accordance with the terms of the Incentive Program, as they may be amended or modified from time to time.

2.2 Participation in Company Benefit Plans. Executive shall be entitled to participate in all employee benefit plans or programs of the Company offered to other employees to the extent that Executive’s position, tenure, salary, and other qualifications make Executive eligible to participate in accordance with the terms of such plans, except as otherwise expressly provided in this Agreement. The Company does not guarantee the continuance of any particular employee benefit plan or program except as expressly provided in this Agreement, and Executive’s participation in any such plan or program shall be subject to all terms, provisions, rules and regulations applicable thereto. Executive will be entitled to 232 hours of earned paid time off per year, to be used and administered in accordance with the Company’s paid time off policy as it may change from time to time.

2.3 Expenses. The Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by Executive in the performance of his duties under this Agreement. Executive shall provide to the Company detailed and accurate records of such expenses for which payment or reimbursement is sought, and Company payments shall be in accordance with the regular expense reimbursement guidelines maintained by the Company from time to time, all subject to the Board’s right of review.

2.4 Executive Perquisites. During the term of his employment under this Agreement, the Company shall:

(a) Provide to Executive the gross sum of Forty Thousand and no/100 Dollars ($40,000.00) in a single, lump sum payment for miscellaneous costs incurred by Executive in relocating to the metropolitan area of Minneapolis, Minnesota.

(b) Pay directly to the moving company of Executive’s choice an amount not to exceed Ten Thousand and no/100 Dollars ($10,000) to reimburse the actual cost of moving Executive’s household goods to the metropolitan area of Minneapolis, Minnesota.

(c) Provide Executive with an automobile for his business and personal use. Such vehicle shall be replaced by the Company at approximately 75,000 miles or three years in age. Executive acknowledges that he remains solely responsible for the payment of all taxes owed by reason of his personal use of that vehicle;

(d) Provide Executive with a cellular telephone for his business and personal use.

(e) Provide for Executive’s periodic executive physical examination in accordance with the Company’s guidelines for executive physical examinations.

2.5 Withholding Taxes. All compensation, payments or benefits provided to, or for the benefit of, Executive shall be made subject to withholding and otherwise treated and reported by the Company as required to ensure compliance with all applicable laws and regulations.

Section 3. Termination of Employment

3.1 Definitions. As used in Section 3 of this Agreement, the following terms shall have the meaning set forth for each below:

(a) “Cause” shall mean any of the following:

(i) the gross neglect or willful failure or refusal of Executive to perform Executive’s duties hereunder (other than as a result of Executive’s death or Disability) provided Executive has failed to cure such deficiency after having been given written notice of such deficiency and a period of twenty-one (21) days following written notice to cure such deficiency;

(ii) perpetration of an intentional and knowing fraud against or affecting the Company or any affiliate, customer, supplier, agent or employee thereof;

(iii) any willful or intentional act that could reasonably be expected to injure the reputation, financial condition, business or business relationships of the Company or Executive’s reputation or business relationships;

(iv) conviction (including conviction on a plea of nolo contendere) of a felony or any crime involving fraud, dishonesty or moral turpitude;

(v) the material breach by Executive of this Agreement (including, without limitation, the Employment Covenants set forth in Section 4 of this Agreement) which is not cured within twenty-one (21) days after receipt of written notice from the Company specifying the nature of the breach; or

(vi) the failure or continued refusal to carry out the directives of the Chief Executive Officer or his delegate, which is not cured within twenty-one (21) days after Executive has received written notice specifying the nature of such failure or refusal.

(b) “Date of Termination” shall mean the date specified in the Notice of Termination (as hereinafter defined) except in the case of Executive’s death, in which case the Date of Termination shall be the date of death.

(c) “Notice of Termination” shall mean a written notice from the Company to Executive that indicates the specific provision of Section 3 of this Agreement relied upon as the basis for such termination and the Date of Termination.

(d) “Good Reason” shall mean:

(i) Company, without Executive’s consent, effects a material reduction of Executive’s title, position, total compensation as specified in Sections 2.1 and 2.2 above, authority or duties;

(ii) any requirement that Executive, without his consent, move his regular office to a location more than one hundred (100) miles from Company’s current office location;

(iii) the material failure by Company, or its successor, if any, to pay compensation or provide benefits or perquisites to Executive as and when required by the terms of this Agreement; or

(iv) any material breach by Company of this Agreement.

The Executive shall have Good Reason to terminate Executive’s employment if (i) within ten (10) days following Executive’s actual knowledge of the event which Executive determines constitutes Good Reason, Executive notifies the Company in writing that Executive has determined a Good Reason exists and specifies the event creating Good Reason, and (ii) following receipt of such notice, the Company fails to remedy such event within twenty-one (21) days. If either condition is not met, Executive shall not have a Good Reason to terminate Executive’s employment.

3.2 Termination Upon Death or Disability. This Agreement, and Executive’s employment hereunder, shall terminate automatically and without the necessity of any action on the part of the Company upon the death or Disability (as defined below) of Executive. For purposes of this Section, “Disability” shall mean the inability of the Executive to perform the duties and responsibilities of his or her employment, with or without reasonable accommodation, by reasons of illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of ninety (90) calendar days or more. A period of inability shall be “uninterrupted” unless and until the Executive is no longer considered disabled by the Company’s long term disability insurer.

(a) The determination of whether the Executive is suffering from a Disability shall be made on the same basis as the Company provided long-term disability benefit, which is a fully insured benefit provided by an independent third party. If the Executive meets the disability criteria for long term disability benefits under this Company provided benefit, the Executive will also be considered to have a Disability under this Agreement.

(b) The Executive agrees to make himself available for and to submit to examinations by such physicians as may be requested by the Company or the Company’s long term disability insurer. The Executive’s failure to submit to examinations by such physicians as may be requested shall result in a conclusive determination that Executive does, in fact, have a Disability.

3.3 Company’s and Executive’s Right to Terminate. This Agreement and Executive’s employment hereunder may be terminated at any time by the Company for Cause or, if without Cause, upon thirty (30) days prior written notice to Executive, subject to the provisions of Section 3.4(b) below. In the event the Company should give Executive a Notice of Termination without Cause, the Company may, at its option, elect to provide Executive with salary in lieu of Executive’s continued active employment during the notice period. This Agreement and Executive’s employment hereunder may be terminated by Executive at any time for Good Reason and, if without Good Reason, upon thirty (30) days prior written notice to the Company.

3.4 Compensation Upon Termination.

(a) Severance. In the event the Company terminates this Agreement without Cause, or in the event Executive terminates this Agreement for Good Reason, Executive shall be entitled to receive: (i) Executive’s then current Base Salary through the Date of Termination, and (ii) a severance payment equal to twelve (12) months of Executive’s then current Base Salary to be made in regular payroll installments commencing upon the next regular payday following the expiration of the revocation period in Executive’s Release (as provided in Section 3.4(b) below) without any revocation having occurred. Notwithstanding the foregoing, the Company shall, to the extent necessary and only to the extent necessary, modify the timing of delivery of severance benefits to Executive if the Company reasonably determines that the timing would subject the severance benefits to any additional tax or interest assessed under Section 409A of the Code. In such event, the delayed payments will be made in a lump sum as soon as practicable without causing the severance benefits to trigger such additional tax or interest under Section 409A of the Code. In the event this Agreement is terminated for any reason other than by the Company without Cause, or by Executive for Good Reason, Executive shall not be entitled to the continuation of any compensation, bonuses or benefits provided hereunder, or any other payments following the Date of Termination, other than the then current Base Salary earned through such Date of Termination.

(b) Release. Anything to the contrary contained herein notwithstanding, as a condition to Executive receiving any severance benefits to be paid pursuant to this Agreement, Executive shall execute and deliver to the Company a general release of employment related claims in terms satisfactory to the Company. The Company shall have no obligation to provide any severance benefits to Executive until it has received the general release from Executive and any revocation or rescission period applicable to the release shall have expired without revocation or rescission.

Section 4. Employment Covenants

4.1 Restrictive Covenants. As an essential inducement to the Company to enter into this Agreement, and as consideration for the foregoing promises of the Company, and the severance payment to be provided subject to the limitations of Section 3.4(a), Executive agrees as follows:

(a) Executive acknowledges that during his employment with the Company, he will be exposed to and entrusted with Confidential Information as defined hereafter in this subparagraph. Executive understands and agrees that such Confidential Information will be disclosed to him in confidence and for the sole benefit of the Company. Executive agrees that commencing on the date of this Agreement he (i) will diligently protect the confidentiality of all Confidential Information, (ii) will not disclose or communicate any Confidential Information to any third party without the consent of the Company or as may be required by law, and (iii) will not make use of Confidential Information on his own behalf or on behalf of any third party. In view of the nature of Executive’s employment and the nature of the Confidential Information which Executive will receive during such employment, Executive agrees that any unauthorized disclosure or use of such information to or on behalf of third parties would cause irreparable harm to the confidential status of such information and to the Company and that, therefore, the Company shall be entitled to an injunction prohibiting Executive from any such disclosure, use, or threatened disclosure or use. When Confidential Information becomes generally available to the public by means other than Executive’s acts or omissions, it is no longer subject to this Agreement. Executive expressly acknowledges that the undertakings set forth in this subparagraph shall survive the expiration or termination of other agreements or duties in this Agreement. As used in this Agreement, “Confidential Information” means information, whether in written, oral, electronic or other form, not generally available to the public concerning (i) the Company’s trade secrets, (ii) the contents or duration of the Company’s agreements with third parties, (iii) the Company’s financial results or other financial matters, (iv) the sales, pricing and marketing methods, practices and strategies of the Company, or (v) its business plans.

(b) During the period ending on a date that is eighteen (18) months following the Date of Termination, regardless of the reason for termination, Executive agrees:

(i) that he will not, directly or indirectly, render services to any Conflicting Organization (as defined below) or otherwise engage in competition with the Company in any manner or capacity within the Territory (as defined below), nor direct any other individual or business enterprise to engage in competition with the Company, e.g., as an advisor, principal, agent, partner, employee, officer, director or shareholder (except by ownership of less than five percent of the outstanding stock of a publicly held corporation), on any products or services competitive with the Company’s existing or announced products or services or any products or services which have not yet been offered or announced but which were under active development by the Company as of the Date of Termination. For purposes of this Section, “Conflicting Organization” shall be defined as any person, corporation, partnership or other entity that develops or provides products, services or equipment that competes with or replaces products, services or equipment provided by the Company. For the purposes of this Agreement, “Territory” shall be defined as: (i) the states of Minnesota and Iowa, and (ii) any other location within a one hundred (100) mile radius surrounding any existing or planned office of the Company (including administrative, executive, sales, and service offices) in which the Company, as of the Date of Termination, is engaged in or actively planning to engage in the provision of services or sale of equipment;

(ii) that he will not, directly or indirectly, assist, solicit, entice, or induce (or assist any other person or entity in soliciting, enticing, or inducing) any customer doing business with the Company or any potential customer that has been or is being actively solicited for business by the Company (or agent, employee, or consultant of any customer or potential customer) during the period of Executive’s employment with the Company, to deal with any competitor of the Company;

(iii) that he will not, directly or indirectly, in any manner, solicit, assist or encourage (or assist any other person or entity in soliciting or encouraging) any other officer or employee of the Company to work or otherwise provide services for the Executive or for any entity in which the Executive participates in the ownership, management, operation, or control of, or is connected with in any manner as an employee, independent contractor, consultant, or otherwise.

4.2 Other Confidentiality Obligations. Executive acknowledges that the Company may, from time to time, have agreements with other persons or entities which impose confidentiality obligations or other restrictions on the Company. Executive hereby agrees to be bound by all such obligations and restrictions and shall take all actions necessary to discharge the obligations of the Company there under, including, without limitation, signing any confidentiality or other agreements required by such third parties.

4.3 Return of Confidential Information. At any time during Executive’s employment with the Company, upon the Company’s request, and in the event of Executive’s termination of employment with the Company for any reason whatsoever, Executive shall immediately surrender and deliver to the Company all records, materials, notes, equipment, drawings, documents and data of any nature or medium, and all copies thereof, relating to any Confidential Information (collectively the “Company Materials”) which is in Executive’s possession or under Executive’s control. Executive shall not remove any of the Company Materials from the Company’s business premises or deliver any of the Company Materials to any person or entity outside of the Company, except as required in connection with Executive’s duties of employment.

4.4 Other Obligations. The terms of this Section 4 are in addition to, and not in lieu of, any statutory or other contractual or legal obligation to which Executive may be subject relating to the protection of Confidential Information.

4.5 Exclusivity of Employment. Executive shall not directly or indirectly, without prior approval of the Board, engage in any activity competitive with or adverse to the Company’s business or welfare or render a material level of services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise; provided, however, that Executive may serve on various trade or industry boards or, with the prior approval of the Chief Executive Officer, serve on the boards of other unrelated corporations, as well as participate in charitable and civic activities, provided that such activities do not in any way interfere with the performance of Executive’s duties to the Company.

4.6 Judicial Enforcement.

(a) Executive acknowledges that a breach or threatened breach of any portion of this Section 4 will cause irreparable harm to the Company and could not be compensated by money damages. Accordingly, the Executive specifically agrees that the Company shall be entitled to injunctive relief to enforce the provisions of this Section 4 and that such relief may be granted without the necessity of proving actual damages. The Company’s rights with respect to obtaining injunctive relief, however, will not diminish its rights to pursue any other available remedies for such breach or threatened breach, including the recovery of actual damages.

(b) Should any court of competent jurisdiction determine that any of the covenants set forth in this Section 4 are overbroad or otherwise invalid in any respect, the parties agree that the court so holding shall revise such covenant in duration or in scope, or in both, or in any other manner which the court determines sufficient to render the covenant enforceable against the Executive, and shall then enforce the same to that more limited extent.

Section 5. Miscellaneous

5.1 Notices. All notices or other communications which are required or permitted hereunder shall be deemed to be sufficient if contained in a written instrument given by personal delivery or registered or certified mail, postage prepaid, return receipt requested, addressed to such party at the address set forth below or such other address as may thereafter be designated in a written notice from such party to the other party:

To Company:	Hickory Tech Corporation
221 East Hickory Street
P.O. Box 3248
Mankato, Minnesota 56002-3248
Attention: Vice President of Human Resources

To Executive:	John Morton
2950 Xenium Lane North
Suite 183
Plymouth, Minnesota 55441

All such notices and communications shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, and (ii) in the case of mailing, on the third business day following such mailing.

5.2 Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed a part of or affect the construction or interpretation of any provision hereof.

5.3 Modifications; Waiver. No modification of any provision of this Agreement or waiver of any right or remedy herein provided shall be effective for any purpose unless specifically set forth in a writing signed by the party to be bound thereby. No waiver of any right or remedy in respect of any occurrence or event on one occasion shall be deemed a waiver of such right or remedy in respect of such occurrence or event on any other occasion.

5.4 Entire Agreement. This Agreement, together with the various plans, programs and policies expressly referenced herein, contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all other agreements, oral or written, heretofore made with respect thereto.

5.5 Severability. Any provision of this Agreement that may be prohibited by, or unlawful or unenforceable under, any applicable law of any jurisdiction shall, as to such jurisdiction, be ineffective without affecting any other provision hereof. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

5.6 Controlling Law. This Agreement has been entered into by the parties in the State of Minnesota and shall be enforced in accordance with the laws of Minnesota.

5.7 Arbitration. Any controversy, claim, or breach arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in the State of Minnesota in accordance with the rules of the American Arbitration Association for employment / commercial disputes and the judgment upon the award rendered shall be entered by consent in any court having jurisdiction thereof; provided, however, that this provision shall not preclude the Company from seeking injunctive or similar relief from the courts to enforce its rights under the Employment Covenants set forth in Section 4 of this Agreement. It is understood and agreed that, in the event the Company provides a Notice of Termination to Executive for Cause, and it should be finally determined in a subsequent arbitration that Executive’s termination was not for Cause as defined in this Agreement, then the remedy awarded to Executive shall be limited to such compensation and benefits as Executive would have received in the event of Executive’s termination other than for Cause at the same time as the original termination.

5.8 Assignments. Subject to obtaining Executive’s prior approval, which shall not be unreasonably withheld or delayed, and provided the assignee assumes all of the Company’s obligations hereunder, the Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder to any entity that controls the Company, that the Company controls or that may be the result of the merger, consolidation, acquisition or reorganization of the Company and another entity. Executive agrees that this Agreement is personal to Executive and Executive’s rights and interest hereunder may not be assigned, nor may Executive’s obligations and duties hereunder be delegated (except as to delegation in the normal course of operation of the Company), and any attempted assignment or delegation in violation of this provision shall be void.

5.9 Read and Understood. Executive has read this Agreement carefully and understands each of its terms and conditions. Executive has sought independent legal counsel of Executive’s choice to the extent Executive deemed such advice necessary in connection with the review and execution of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

HICKORYTECH CORPORATION

By:	/s/ John W. Finke
John Finke

Its:	President and Chief Executive Officer

/s/ John P. Morton
JOHN MORTON

Amendment to

John Morton Employment Agreement of December 20, 2006

On December 20, 2006 HickoryTech Corporation and John Morton entered into an Employment Agreement (“Agreement”).  This letter serves as an Amendment to that December 20, 2006 Agreement.

The following Amendment will become effective November 29, 2007.  Section 3.4 of the Agreement will be modified to read:

3.5                                 Compensation Upon Termination.

b.)          Severance. In the event the Company terminates this Agreement without Cause, or in the event Executive terminates this Agreement for Good Reason, Executive shall be entitled to receive: (i) Executive’s then current Base Salary through the Date of Termination, and (ii) a severance payment equal to twelve (12) months of Executive’s then current Base Salary to be made in a lump sum payment in the next regular payday following the expiration of the revocation period in Executive’s Release (as provided in Section 3.4(b) below) without any revocation having occurred. For purposes of this Section 3.4(a) a termination of employment shall mean a separation from services as that term is defined under Section 409A of the Code. In the event this Agreement is terminated for any reason other than by the Company without Cause, or by Executive for Good Reason, Executive shall not be entitled to the continuation of any compensation, bonuses or benefits provided hereunder, or any other payments following the Date of Termination, other than the then current Base Salary earned through such Date of Termination.

In witness whereof, the parties have executed this Amendment on November 29, 2007.

IN WITNESS WHEREOF, the parties have executed this Amendment on November 29, 2007.

HICKORYTECH CORPORATION

By:	/s/ John W. Finke

Its:	President and CEO

/s/ John P. Morton
JOHN MORTON